EXHIBIT 99.1

iMergent Reports Fiscal Third Quarter 2009 Financial Results

OREM, Utah, May 4, 2009 - iMergent, Inc., (AMEX: IIG) a leading provider of e-commerce software for small businesses and entrepreneurs, reported financial results for its fiscal third quarter and nine months ended March 31, 2009.

Fiscal Third Quarter 2009 Compared to 2008

Income from operations for the third quarter of fiscal 2009 increased 65% to $1.2 million from $737,000 in the same quarter last year due primarily to the implementation of cost saving initiatives which significantly reduced our selling and marketing expenses. Income before income tax provision for the third quarter of fiscal 2009 decreased 7% to $2.8 million from $3.0 million in the same quarter last year due primarily to a decrease in interest income as a result of a decline in interest rates on our invested cash balances as well as a lower receivables balance upon which interest is charged.  The income tax provision for the third quarter of fiscal 2009 was $1.2 million, compared to $1.3 million for the same quarter last year.  Net income for the third quarter of fiscal 2009 was $1.6 million, or $0.14 per common share, compared to net income of $1.7 million, or $0.15 per common share, for the same quarter last year.

Product and other revenues for the third quarter of fiscal 2009 were $15.1 million, compared to $19.1 million for the third quarter of fiscal 2008.  The lower product and other revenues were a result of a 25% reduction in the number of workshops conducted during the current quarter as compared to the prior year quarter.  Despite the 25% reduction in number of workshops conducted, product and other revenues decreased at a slower rate of 21% due to an increase in response to our sales efforts at our events.  Commission and other revenues for the third quarter of fiscal 2009 decreased 30% to $5.9 million, compared to $8.4 million for the third quarter of fiscal 2008.  Commission and other revenues are derived from commissions on sales of ancillary products by independent third-party entities as well as hosting and other revenues.  The lower commission and other revenues were a result of fewer leads sent to the independent third-party entities as a result of the reduction in the number of events, as well as a decrease in the percentage of customers utilizing these services.

Total operating expenses decreased 26% to $19.7 million for the third quarter of fiscal 2009, compared to $26.8 million for the third quarter last year, primarily as a result of cost saving initiatives in the current quarter as well as conducting fewer events.  Selling and marketing expenses as a percentage of revenues decreased to 46% for the third quarter of fiscal 2009 compared to 53% for the third quarter of fiscal 2008.  The decrease is attributable to the implementation of cost savings initiatives in the current quarter which reduced our cost per direct response advertising piece, as well as improvements made in our efforts to attract more qualified buyers to our events, which in turn decreased our advertising cost per buyer.

Cash used for operating activities was $76,000 for the third quarter of fiscal 2009, compared to cash provided by operating activities of $4.6 million for the same period in fiscal 2008.  As of March 31, 2009, cash and cash equivalents were $21.5 million, working capital was $16.7 million, and working capital excluding deferred revenue was $42.0 million.  Total current and long-term net trade receivables were $33.4 million as of March 31, 2009.

Nine Months Ended March 31, 2009 Compared to 2008

Revenues for the nine months ended March 31, 2009 were $75.0 million compared to $98.9 million for the same period last year.  Total operating expenses were $84.0 million, compared to $101.8 million for the same period last year.

For the nine months ended March 31, 2009, net loss was $16.1 million, or $1.42 per diluted common share, which included an $11.6 million income tax provision.  Net income for the nine months ended March 31, 2008, was $2.6 million, or $0.22 per diluted common share, which included a $1.9 million income tax provision.  Cash used in operating activities was $6.2 million for the nine months ended March 31, 2009, compared to cash provided by operating activities of $7.0 million for the same period last year.

“We are encouraged by these results and the progress we have made with our cost cutting initiatives.  In our StoresOnline subsidiary we began to see traction in our marketing efforts to reach more highly qualified prospects.  Through our Crexendo Business Solutions subsidiary, we began efforts focused on broadening our reach in the market place.  While we still have room for improvement, we believe the results of this quarter reflect positively on the direction we have envisioned for the Company.  We are pleased with the settlement made in resolving the regulatory issues in California and will continue to be proactive in our efforts to reduce legacy complaints from customers and reviews by regulatory agencies,” stated Steven G. Mihaylo, chief executive officer of iMergent.  “We are working to expand our product offerings, and expect to launch managed network services as well as hosted telecom services within the next six to twelve months.”

Conference Call

The company is hosting a conference call today at 1:30 p.m. PT (4:30 p.m. ET).  The conference call will be broadcast live over the Internet at www.imergentinc.com.  If you do not have Internet access, the telephone dial-in number is 866-505-1141 for domestic participants and 404-665-9596 for international participants.  Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET).  A telephone replay will be available two hours after the call through May 6, 2009 by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering access code 95395409.  Online webcast replay will be available for 90 days from the date of the call.

About iMergent

iMergent provides e-commerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words, "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. Specific forward-looking statements in this press release include information about the company:  increasing its focus on the SME and expanding product offerings to that market, expecting to launch a managed network service and hosted telecom line within the next six to twelve months, being proactive in our efforts to reduce legacy complaints from customers and reviews by regulatory agencies.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the company's Form 10-K for the year ended June 30, 2008, and Forms 10-Q for the quarters ended September 30, 2008, December 31, 2008, and March 31, 2009. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

Contact:

iMergent, Inc.

Steven G. Mihaylo, CEO, 775-530-3955

Stevemihaylo@imergentinc.com

Tables to Follow

iMERGENT, INC.  AND SUBSIDIARIES

Condensed Consolidated Balance Sheet Information

(In thousands, except per share data)

(unaudited)

	March 31, 2009	June 30, 2008
Assets

Current Assets:
Cash and cash equivalents	$21,528	$26,184
Restricted cash	2,797	—
Trade receivables, net of allowance for doubtful accounts of $8,533 as of March 31, 2009 and $13,797 as of June 30, 2008	22,515	28,723
Income taxes receivable	786	793
Inventories	688	627
Deferred income tax assets	1,674	3,891
Prepaid expenses and other	2,170	3,849
Total Current Assets	52,158	64,067

Certificate of deposit	500	500
Available-for-sale securities	—	3,800
Long-term trade receivables, net of allowance for doubtful accounts of $5,345 as of March 31, 2009 and $4,786 as of June 30, 2008	10,888	9,845
Property and equipment, net	1,431	1,672
Deferred income tax assets	4,834	4,385
Intangible assets, net	1,508	1,831
Merchant account deposits and other	382	514
Total Assets	$71,701	$86,614

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$3,029	$4,760
Accrued expenses and other	6,888	5,678
Income taxes payable	44	212
Dividend payable	228	—
Deferred revenue, current portion	25,247	32,859
Total Current Liabilities	35,436	43,509

Deferred revenue, net of current portion	11,173	10,332
Income tax reserves and other	9,454	298
Total Liabilities	56,063	54,139

Commitments and contingencies (Note 8)

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	—	—
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,409,070 shares outstanding as of March 31, 2009 and 11,304,410 shares outstanding as of June 30, 2008	11	11
Additional paid-in capital	52,554	53,315
Accumulated deficit	(36,927)	(20,851)
Total Stockholders' Equity	15,638	32,475

Total Liabilities and Stockholders' Equity	$71,701	$86,614

iMERGENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations Information

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

Revenues:
Product and other	$15,071	$19,125	$54,552	$74,650
Commission and other	5,850	8,432	20,488	24,286
Total revenues	20,921	27,557	75,040	98,936

Operating expenses:
Cost of product and other revenues	5,802	7,508	23,605	32,933
Selling and marketing	9,336	14,482	43,982	53,678
General and administrative	4,051	4,243	14,830	13,561
Research and development	515	587	1,595	1,580
Total operating expenses	19,704	26,820	84,012	101,752

Income (Loss) from operations	1,217	737	(8,972)	(2,816)

Other income (expense):
Interest income	1,627	2,168	5,308	6,868
Interest expense	(3)	(1)	(10)	(1)
Other income (expense), net	(63)	91	(846)	397
Total other income, net	1,561	2,258	4,452	7,264

Income (loss) before income tax provision	2,778	2,995	(4,520)	4,448

Income tax provision	(1,226)	(1,253)	(11,556)	(1,860)

Net income (loss)	$1,552	$1,742	$(16,076)	$2,588

Net income (loss) per common share:
Basic	$0.14	$0.15	$(1.42)	$0.22
Diluted	$0.14	$0.15	$(1.42)	$0.22
Dividends per common share:	$0.02	$0.11	$0.15	$0.33
Weighted average common shares outstanding:
Basic	11,366,853	11,484,336	11,356,192	11,802,766
Diluted	11,426,307	11,672,142	11,356,192	12,001,375

iMERGENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(16,076)	$2,588
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,091	876
Expense for stock options issued to employees	1,189	1,551
Changes in assets and liabilities:
Restricted cash	(2,797)	—
Trade receivables and note receivable	5,165	(434)
Inventories	(61)	(129)
Income taxes receivable	7	295
Prepaid expenses and other	1,679	(3,932)
Merchant account deposits and other	132	128
Deferred income tax assets	1,768	535
Accounts payable, accrued expenses and other liabilities	(473)	5,384
Income tax reserves and other long-term liabilities	9,156	(23)
Deferred revenue	(6,771)	1,468
Income taxes payable	(168)	(1,298)
Net cash provided by (used for) operating activities	(6,159)	7,009

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(527)	(517)
Collections on note receivable		178
Proceeds (Purchase) from sale of available-for-sale securities	3,800	(4,154)
Net cash provided by (used for) investing activities	3,273	(4,493)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of common stock	(734)	(10,938)
Proceeds from exercise of stock options and related income tax benefit	498	599
Principal payments on note payable	(48)	(5)
Dividend payments	(1,486)	(3,871)
Net cash used for financing activities	(1,770)	(14,215)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,656)	(11,699)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	26,184	36,859

CASH AND CASH EQUIVALENTS, END OF PERIOD	$21,528	$25,160

Supplemental disclosures of non-cash transactions:
Dividends declared	$228	$—
Cumulative effect adjustment (FIN 48)	—	199
Repurchse of common stock included in accrued liabilities	$—	83
Purchase of property and equipment with note payable	$—	200
Cash paid for:
Interest	10	1
Income taxes	487	2,501